EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1 of Penny Auction Solutions, Inc., a Nevada corporation (a development stage company), and in all subsequent amendments, including post effective amendments, and supplements to the Registration Statement (including the prospectus contained therein) of our report dated October 22, 2010 on our audit of the financial statements of Penny Auction Solutions, Inc., a Nevada Corporation as of August 31, 2010, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the period ended August 31, 2010, and the reference to us under the caption “Experts.”

/s/M&K CPAS, PLLC         .
M&K CPAS, PLLC

Houston, Texas
February 3, 2011